EXHIBIT 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance Announces $0.25 Per Share Dividend

Fiscal 2004 Net Sales increased more than 25 % to over $110 Million

     TULSA, OKLAHOMA, August 4, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced a dividend of $0.25 per common share payable on August 16, 2004 to shareholders of record as of August 12, 2004.

     “Lowrance’s sales for the fourth quarter ended July 31, 2004 increased by over 15% compared to sales of approximately $23.2 million in the fourth quarter of 2003. Net sales increased more than 25% to over $110 million for the fiscal year ended July 31, 2004,” said Darrell Lowrance, president and CEO.
     “The Company’s continued sales growth and increased profitability led us to the decision to pay another dividend this year. Future dividend payments will depend upon financial results and the favorable tax treatment of dividend payments,” said Lowrance.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.Lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,”® and “Eagle"® Electronics and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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